Exhibit 99.4

MARKETING MATERIALS

prepared for:

EASTERN BANK

FULL CONVERSION

June 2020

Eastern Bank

Full Conversion Transaction

Marketing Materials

TABLE OF CONTENTS

LETTERS

Letter to Depositors “M” (eligible to Buy)
Letter to Closed Accountholders “F” (eligible to Buy)
KBW “Broker Dealer” Letter “D”
Letter to Interested Investors “I”
Subscription and Community Offering Stock Order Acknowledgment Letter

OTHER

Stock Order Form Instructions
Question & Answer Brochure
401(k) Stock Offering FAQ

ADVERTISEMENTS/SIGNAGE

Branch Lobby Poster/Bank Web-site Message – Buy (Optional)
Tombstone Newspaper Advertisement (Optional)

Dear Valued Depositor:

We are pleased to announce that Eastern Bankshares, Inc., a newly formed Massachusetts corporation, is offering shares of common stock for sale in connection with the conversion of Eastern Bank from the mutual to the stock form of organization. We intend to donate to our charitable foundation, the Eastern Bank Charitable Foundation, a number of shares of our common stock equal to 4% of the shares that will be outstanding upon completion of the offering. The Eastern Bank Charitable Foundation is dedicated exclusively to supporting charitable and community-based organizations dedicated to social justice and otherwise serving in the communities in which we operate. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering.

THE STOCK OFFERING:

Our records indicate that you had a deposit account at Eastern Bank at the close of business on March 31, 2020. As such, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.
•

There will be no change to balances, interest rates or other terms of your current deposit accounts or loans at Eastern Bank as a result of the conversion. Deposit accounts will not be converted to stock.

•	All current deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).
•	Eligible depositors have a right, but no obligation, to buy Eastern Bankshares, Inc. common stock without the payment of a commission or fee before it is offered to the general public.
•	Like all stock, shares of Eastern Bankshares, Inc. common stock issued in this offering will not be insured by the FDIC.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Eastern Bank’s branch office located at                         ,                 , Massachusetts. We will not accept Stock Order Forms at our other offices. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                 , 2020. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

We invite you to consider this opportunity to share in our future as an Eastern Bankshares, Inc. stockholder.

Sincerely,

Robert F. Rivers

Chair and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)       -        ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

M

Dear Friend:

We are pleased to announce that Eastern Bankshares, Inc., a newly formed Massachusetts corporation, is offering shares of common stock for sale in connection with the conversion of Eastern Bank from the mutual to the stock form of organization. We intend to donate to our charitable foundation, the Eastern Bank Charitable Foundation, a number of shares of our common stock equal to 4% of the shares that will be outstanding upon completion of the offering. The Eastern Bank Charitable Foundation is dedicated exclusively to supporting charitable and community-based organizations dedicated to social justice and otherwise serving in the communities in which we operate. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering.

Our records indicate that you were a depositor of Eastern Bank at the close of business on March 29, 2019, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission or fee charged to purchasers during the offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Eastern Bank’s branch office located at                 ,                 , Massachusetts. We will not accept Stock Order Forms at our other offices. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                 , 2020. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

We invite you to consider this opportunity to share in our future as an Eastern Bankshares, Inc. stockholder.

Sincerely,

Robert F. Rivers

Chair and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

F

Dear Sir/Madam:

Keefe, Bruyette & Woods, A Stifel Company has been retained by Eastern Bankshares, Inc. as selling agent in connection with the offering of Eastern Bankshares, Inc. common stock.

At the request of Eastern Bankshares, Inc., we are enclosing materials regarding the offering of shares of Eastern Bankshares, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

D

Dear Interested Investor:

We are pleased to announce that Eastern Bankshares, Inc., a newly formed Massachusetts corporation, is offering shares of common stock for sale in connection with the conversion of Eastern Bank from the mutual to the stock form of organization. We intend to donate to our charitable foundation, the Eastern Bank Charitable Foundation, a number of shares of our common stock equal to 4% of the shares that will be outstanding upon completion of the offering. The Eastern Bank Charitable Foundation is dedicated exclusively to supporting charitable and community-based organizations dedicated to social justice and otherwise serving in the communities in which we operate. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of Eastern Bankshares, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Eastern Bank’s branch office located at                         ,                 , Massachusetts. We will not accept Stock Order Forms at our other offices. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern Time, on                 , 2020. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

We invite you to consider this opportunity to share in our future as an Eastern Bankshares, Inc. stockholder.

Sincerely,

Robert F. Rivers

Chair and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)       -        ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

I

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Eastern Bankshares, Inc. Letterhead]

[Imprinted with Name & Address of Subscriber]	Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your order form to purchase common stock offered by Eastern Bankshares, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the plan of conversion, as well as other conditions and limitations described in the Eastern Bankshares, Inc. Prospectus dated                 , 2020. Shares will be allocated first to categories in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully)	Other Order Information:
Name1	Batch #:
Name2	Order #:
Street1	Number of Shares Requested:
Street2	Offering Category:
City, State Zip	(subject to verification; see descriptions below)
Ownership:
Social Security / Tax ID #:

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of Eastern Bank with aggregate balances of at least $50 at the close of business on March 29, 2019;

2.	Depositors of Eastern Bank with aggregate balances of at least $50 at the close of business on March 31, 2020;

3.	Eastern Bank’s tax-qualified employee benefit plans;

4.	Employees, officers, directors, trustees and corporators of Eastern Bank, Eastern Bank Corporation or Eastern Insurance Group LLC who are not eligible in the first or second priority;

COMMUNITY OFFERING

5.	Residents of the Massachusetts or New Hampshire cities and towns listed in the Prospectus; and

6.	General Public.

Thank you for your order,

EASTERN BANKSHARES, INC.

STOCK INFORMATION CENTER

1-(877)             -             .

STOCK ORDER FORM INSTRUCTIONS

STOCK INFORMATION CENTER: 1-(877)             -

Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the Number of Shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the Number of Shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals exercising subscription rights through a single qualifying account held jointly is 200,000 shares ($2,000,000). Additionally, no person or entity, together with any associates or persons acting in concert with such person or entity, may purchase more than 200,000 shares ($2,000,000) in all categories of the offering combined. Please see the Prospectus section entitled “The Conversion and Offering – Plan of Distribution – Additional Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.

Section (3) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable to Eastern Bankshares, Inc. These will be deposited upon receipt. The funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be calculated at 0.02% from the date payment is processed until the offering is completed or terminated, at which time the subscriber will be issued a check for interest earned. Please do not remit cash, an Eastern Bank line of credit check or third party checks for this purchase.

Section (4) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Eastern Bank deposit account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this Stock Order Form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest at the contractual rate. The interest will remain in the accounts when the designated withdrawal is made, at the completion or termination of the offering. There will be no early withdrawal penalty for withdrawal from an Eastern Bank certificate of deposit (CD) account. Note that you may NOT designate accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Additionally, you may not designate direct withdrawal from an Eastern Bank IRA or other retirement accounts. For guidance on using retirement funds, whether held at Eastern Bank or elsewhere, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the __________, 2020 offering deadline. See the Prospectus section entitled “The Conversion and Offering – Plan of Distribution – Procedure for Purchasing Shares in Subscription and Community Offerings – Using Individual Retirement Account Funds.” Your ability to use retirement account funds to purchase shares cannot be guaranteed and depends on various factors, including timing constraints and the institution where those funds are currently held.

Section (5) – Purchaser Information. Please check the first box that applies to the purchaser(s) listed in Section 9 of this form. Purchase priorities in the Subscription Offering are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked box (a) or (b), list all Eastern Bank deposit account numbers that the purchaser(s) had ownership in as of the applicable eligibility date. Include all forms of account ownership (e.g. individual, joint, IRA, etc.). If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Box (c) refers to employees, officers, directors, trustees and corporators of Eastern Bank, Eastern Bank Corporation or Eastern Insurance Group LLC at the time of the offering who do not qualify in boxes (a) and (b) above. Boxes (d) and (e) refer to the Community Offering. Orders placed in the Subscription Offering will take priority over orders placed in the Community Offering. See the Prospectus section entitled “The Conversion and Offering – Plan of Distribution” for further details about the Subscription and Community Offerings.

Section (6) – Management. Check the box if you are an Eastern Bank, Eastern Bank Corporation, Eastern Insurance Group LLC or Eastern Bankshares, Inc. director, trustee, officer, corporator or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings, children, in-laws and adoptive relationships of the director, officer or employee.

Section (7) – Maximum Purchaser Identification. Check the box, if applicable. Failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you checked the box but have not subscribed for the maximum amount in the Subscription Offering, you will not receive this notification.

Section (8) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page if necessary.

Section (9) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock ownership statement. Each Stock Order Form will generate one stock ownership statement, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock for tax reporting purposes. Listing at least one phone number is important in the event we need to contact you about this form.

(over)

STOCK ORDER FORM INSTRUCTIONS (CONTINUED)

STOCK INFORMATION CENTER: 1-(877)             -

NOTE FOR FINRA MEMBERS (Formerly NASD): If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of the FINRA member firm within one day of payment thereof.

Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock ownership statements. Beneficiaries may not be named on stock registrations. If you have any questions about wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Buying Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the individual named in Section 9 of the Stock Order Form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

Buying Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 9 of the Stock Order Form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.

Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.

Buying Stock for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

The standard abbreviation for custodian is “CUST.” The Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the MA Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-MA (list only the minor’s social security number).

Buying Stock for a Corporation/Partnership – On the first name line indicate the name of the corporation or partnership and indicate the entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

Buying Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which the fiduciary is acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

Buying Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line, indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John SMITH IRA”). You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock ownership statement. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 9 of this form must have had an eligible deposit account at Eastern Bank at the close of business on March 29, 2019 or March 31, 2020.

Section (10) – Acknowledgment and Signature(s). Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.

Please review the Prospectus carefully before making an investment decision. Deliver your completed original Stock Order Form, with full payment or deposit account withdrawal authorization, so that it is received (not postmarked) by 2:00 p.m., Eastern Time, on __________, 2020. Stock Order Forms can be delivered by using the enclosed postage paid Stock Order Reply Envelope, by overnight delivery only to the Stock Information Center address on the front of the Stock Order Form, or by hand-delivery to Eastern Bank’s branch office located at _______________, ________, Massachusetts. Hand delivered stock order forms will only be accepted at this location. You may not deliver this form to our other Eastern Bank offices. Please do not mail Stock Order Forms to Eastern Bank. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature. Faxes or copies of this form are not required to be accepted.

OVERNIGHT DELIVERY can only be made to the Stock Information Center address provided on the front of the Stock Order Form.

QUESTIONS? Call our Stock Information Center, toll-free, at 1-(877) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

Questions and Answers

About Our Conversion and Stock Offering

This section answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Trustees and Board of Directors have determined that the conversion is in the best interests of Eastern Bank, our customers and the communities we serve.

Q.	WHAT ARE THE CONVERSION AND STOCK OFFERING?

A.

Under our plan of conversion, Eastern Bank will convert from a mutual (meaning no stockholders) to the stock form of organization. Concurrently with the conversion, Eastern Bankshares, Inc., a newly formed Massachusetts corporation for Eastern Bank, will offer shares of its common stock for sale to our depositors, employees, officers, directors, trustees, corporators and members of the public. Upon completion of the conversion, Eastern Bank will be the wholly owned subsidiary of Eastern Bankshares, Inc.

Q.	WHAT IS THE EASTERN BANK CHARITABLE FOUNDATION (THE “CHARITABLE FOUNDATION”) AND WHY IS IT BEING FUNDED THROUGH THE CONVERSION?

A.

We intend to donate to our charitable foundation, a number of shares of our common stock equal to 4% of the shares that will be outstanding upon completion of the offering. The charitable foundation is dedicated exclusively to supporting charitable and community-based organizations dedicated to social justice and otherwise serving in the communities in which we operate.

Q.	WILL THE DONATION TO THE CHARITABLE FOUNDATION BE AUTHORIZED IF THE CONVERSION AND OFFERING ARE NOT APPROVED AND COMPLETED?

A.

No. The donation to the charitable foundation will only be authorized as part of the conversion and if approved by the Corporators, as well as by the Massachusetts Commissioner of Banks and the Federal Reserve Board. Upon completion of the offering the charitable foundation will be funded.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND STOCK OFFERING?

A.

Our strategic objective for many years has been to evolve over time into one of the leading banking institutions in our market by concentrating on achieving profitable growth in our core business lines. Profitable growth provides us with the flexibility to pursue strategic acquisitions as opportunities arise and to make significant technological, risk management and talent investments. We believe the additional capital provided by the offering will, when added to our existing well-capitalized balance sheet, give us a strong foundation that in the near-term will help us to remain resilient while the regional, national and global economies recover from the recession caused by Covid-19 pandemic and over the longer-term allow us to accelerate our growth-principally by: enhancing our capital and liquidity position to increase our resiliency in the short-term and to provide a foundation for long-term growth; enhancing our ability to make investments in new technologies to meet the ever-increasing customer demands for “ease of use” of banking and financial services; better positioning us to pursue opportunistic strategic transactions within our existing and contiguous markets and through digital delivery channels; expanding and retaining a talented and diverse workforce; supporting our local communities through an additional significant and immediate donation to the Eastern Bank Charitable Foundation; enhancing our ability to positively impact local communities through expanded volunteerism and enhanced advocacy influence and offering our depositors, employees, officers, directors, trustees and corporators an equity ownership interest in our future growth and profitability.

Q.	WILL CUSTOMERS NOTICE ANY CHANGE IN EASTERN BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND STOCK OFFERING?

A.

No. It will be business as usual. The conversion is an internal change to our corporate structure. There will be no change to our management and staff as a result of the conversion. Eastern Bank will continue to operate as an independent bank.

Q.	WILL THE CONVERSION AND STOCK OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.

No. The conversion and stock offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

A.	Eastern Bankshares, Inc. is offering for sale between 129,625,000 and 175,375,000 shares of common stock (subject to increase to 201,681,250 shares) at $10.00 per share. No sales commission or fees will be charged to purchasers during the offering.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK DURING THE STOCK OFFERING?

A.

Pursuant to our plan of conversion, non-transferable rights to subscribe for shares of Eastern Bankshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of Eastern Bank with aggregate balances of at least $50 at the close of business on March 29, 2019;

Priority #2 — Depositors of Eastern Bank with aggregate balances of at least $50 at the close of business on March 31, 2020;

Priority #3 — Our tax-qualified employee benefit plans;

Priority #4 — To employees, officers, directors, trustees and corporators of Eastern Bank, Eastern Bank Corporation or Eastern Insurance Group LLC who are not eligible in the first or second priority.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons, and trusts of natural persons, residing in the Massachusetts and New Hampshire cities and towns listed in the Prospectus.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Offering to the general public.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible deposit account holders’ subscription rights in the offering.

Q.	HOW MAY I BUY SHARES DURING THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

A.

Shares can be purchased by completing an original Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight delivery only to the address indicated on the Stock Order Form, or by hand-delivery to Eastern Bank’s branch office located at                 ,                 , Massachusetts. Stock order forms may not be delivered to any other Eastern Bank office. Please do not mail Stock Order Forms to Eastern Bank.

Q.	WHAT IS THE DEADLINE FOR PURCHASING SHARES?

A.

To purchase shares in the Subscription and Community Offerings, you must deliver a properly completed, signed original Stock Order Form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Eastern Time, on                 , 2020. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, payable to Eastern Bankshares, Inc. These will be deposited upon receipt. We cannot accept third party checks. Eastern Bankshares, Inc. line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)

By authorized deposit account withdrawal of funds from your Eastern Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the deposit account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Eastern Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at a rate of 0.02% from the date we process your payment until the completion or termination of the conversion and stock offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Eastern Bank deposit account(s), your funds will continue to earn interest within the account at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and stock offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals exercising subscription rights through a single qualifying account held jointly is 200,000 shares ($2,000,000). Additionally, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 200,000 shares ($2,000,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion and Offering — Plan of Distribution — Additional Limitations on Common Stock Purchases.”

Q.	MAY I USE MY EASTERN BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.

You may use funds currently held in retirement accounts with Eastern Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Eastern Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the                 , 2020 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I USE A LOAN FROM EASTERN BANK TO PAY FOR SHARES?

A.

No. Eastern Bank, by regulation, may not extend a loan for the purchase of Eastern Bankshares, Inc. common stock during the offering. Similarly, you may not use existing Eastern Bank line of credit checks to purchase stock during the offering.

Q.	MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond                 , 2020 or the number of shares of common stock to be sold is increased to more than 201,681,250 shares or decreased to less than 129,625,000 shares.

Q.	ARE DIRECTORS AND EXECUTIVE OFFICERS OF EASTERN BANK PLANNING TO PURCHASE STOCK?

A.

Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of                  shares ($                ), or approximately         %, of the shares to be sold in the offering at the minimum of the offering range, including shares contributed to the charitable foundation.

Q.	WILL THE STOCK BE INSURED?

A.	No. Like any common stock, Eastern Bankshares, Inc.’s common stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. The payment and amount of any dividend payments will depend upon a number of factors. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

Q.	HOW WILL EASTERN BANKSHARES, INC SHARES BE TRADED?

A.

Upon conclusion of the offering, we expect that Eastern Bankshares, Inc.’s shares will be listed on the Nasdaq Global Select Market under the symbol “EBC.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Eastern Bankshares, Inc. shares in the future.

Q.	IF I PURCHASE SHARES DURING THE SUBSCRIPTION AND COMMUNITY OFFERINGS, WHEN WILL I RECEIVE MY SHARES?

A.

All shares of Eastern Bankshares, Inc. common stock sold in the Subscription and Community Offerings will be issued in book entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877)         -        , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

BRANCH LOBBY POSTER/BANK WEB-SITE MESSAGE – BUY (optional)

******************************

OUR STOCK OFFERING EXPIRES

                           , 2020

We are conducting an offering of shares of our common stock

UP TO 175,375,000 SHARES OF

COMMON STOCK

(subject to increase to 201,681,250 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON                  , 2020

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(877)                 -             ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center will be closed on bank holidays.

[Eastern Bankshares, Inc. Logo]

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some market areas]

EASTERN BANKSHARES, INC. [LOGO]

Proposed Holding Company for Eastern Bank

UP TO 175,375,000 SHARES OF

COMMON STOCK

(subject to increase to 201,681,250 shares)

$10.00 Per Share

Purchase Price

Eastern Bankshares, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Eastern Bankshares, Inc., without a sales commission or fee, during the offering period.

This offering expires at 2:00 p.m., Eastern Time, on              , 2020.

To receive a Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(877)                 -             ,

from 10:00 a.m. to 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus.

Questions and Answers

About Purchases in the Stock Offering Through the Eastern Bank 401(k) Plan

To:	Participants in the Eastern Bank 401(k) Plan

From:	Nancy Huntington Stager

Date:	[Date], 2020

Subject:	Eastern Bankshares, Inc. Stock Offering – Purchase of Stock through the 401(k) Plan – Frequently Asked Questions

In connection with a mutual to stock conversion, Eastern Bank will be owned by a new bank holding company, Eastern Bankshares, Inc. (the “Company”). The Company is offering shares of its common stock (“Stock”) for sale in a public offering (“Offering”) of the Stock. Participants in the Eastern Bank 401(k) Plan (the “401(k) Plan”) may subscribe to purchase Stock in the Offering in an amount up to 50% of their 401(k) Plan accounts. (If your 401(k) balance is less than $500 but at least $250, you may subscribe for $250 worth of stock, which is the minimum subscription.)

As an employee of Eastern Bank, you have received the prospectus for the Offering, as well as a Prospectus Supplement containing additional information related to your eligibility to purchase through the 401(k) Plan if you have a 401(k) account. You will receive a copy of the Prospectus if you are a depositor who is eligible to subscribe for Stock in the Offering; this is because of SEC rules on the provision of the Prospectus to eligible people.

The following questions and answers are meant to help participants in the 401(k) Plan to understand more about purchasing Stock in the Offering by using their 401(k) Plan funds. This document is not intended to be a substitute for reading the Prospectus and Prospectus Supplement, which provide more complete information about the opportunity to purchase of Stock in the Offering, either through the 401(k) Plan or outside of the 401(k) Plan. You are encouraged to read the Prospectus and the Prospectus Supplement carefully.

If you have questions about placing an order to purchase Stock by using your funds in the 401(k) Plan, you should contact the Empower Retirement Customer Service Center at (888) 826-4015 or, if Empower Retirement cannot answer your questions, please contact Jennifer Porter, Senior Vice President, Total Rewards & Human Resources Operations Director at Eastern Bank, or a member of the team at telephone number: (781) 598-7760; email:401kstockinformation_DL@easternbank.com.

If you have general questions about the Offering or about placing an order to purchase Stock outside of the 401(k) Plan, you should call our Stock Information Center at 1 (877) XXX-XXXX. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Q1. How can I buy Stock in the Offering?

Within the 401(k) Plan

As a participant in the 401(k) Plan, you may invest in the Stock at the price of $10.00 per share of Stock by making an election to transfer up to 50% of your existing 401(k) Plan account balance. The minimum subscription amount is $250. In cases where an employee’s balance is less than $500, the employee is permitted to use more than 50% of the account to reach the minimum $250. Subscriptions for less than $250 will not be accepted. The amount needed for your subscription order will be transferred by Empower to the IPO Election account, a new investment fund in the 401(k) Plan established solely in connection with the Offering.

When Empower calculates 50% of your available account balance, it will only consider your investment accounts, and will not consider your loan accounts, if any. Paying off your outstanding participant loans is a way to increase your investment accounts.

Example One: Employee C’s 401(k) account balance, including C’s participant loans is $145,000. Employee C has an outstanding participant loan of $35,000 and $110,000 invested in the investment accounts in the 401(k) Plan. C will be able to subscribe for up to $55,000 in Stock ($110,000 x 50%).

Example Two: Same as Example One, except that Employee C would like to subscribe for $60,000 in Stock through C’s 401(k) account. Prior to subscribing for Stock through the 401(k) Plan, C repays $10,000 on C’s outstanding loan, so that C’s investment account balance is increased to $120,000. C will be able to subscribe for $60,000 in Stock ($120,000 x 50%).

Two steps are necessary to purchase Stock through your 401(k) Plan account. To complete your order, you do not have to complete both steps on the same day but you must complete each of these two steps prior to the deadline described below:

(1) Make your Purchase Election. (This is the first step)

You can elect to purchase Stock through your 401(k) Plan account by:

•

Going to the Empower website (www.empowermyretirement.com) and transferring assets from your other 401(k) Plan investment funds to the IPO Election account (instructions on how to do this are on pages 5, 6, and 7 of the Prospectus Supplement), or

•	Calling the Empower Retirement Service Center at (888) 826-4015 and they can execute your transfer election for you.

(2) Complete the 401(k) Plan Stock Information Form. (This is the next required step.)

You have two ways to complete the 401(k) Plan Stock Information. Use only one way. Do not use both ways:

•

Use the on-line version of the 401(k) Plan Stock Information Form (available only to current employees of Eastern Bank or Eastern Insurance Group, LLC) by going to 401kstockinformationform.easternbank.com and following the prompts to complete and electronically sign the form; or

•	Fill out the paper copy of the 401(k) Plan Stock Information Form (which you received with the Prospectus Supplement), sign and return it to Jennifer Porter at Eastern Bank (as provided in Q3 below).

IMPORTANT: If you fail to both transfer the portion of your account that you wish to use to purchase Stock in the Offering to the IPO Election account AND to submit your 401(k) Plan Stock Information Form (either on-line or by returning the paper copy to Jennifer Porter or a member of the 401(k) team) by the 401(k) Plan subscription deadline, which is XX:00 pm, Eastern Time on [DATE], 2020, your order will not be placed.

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Outside the 401(k) Plan

You may subscribe for Stock in the Offering outside of the 401(k) Plan at a purchase price of $10.00 per share of Stock. The purchase priorities are listed in the Prospectus and the Prospectus Supplement. Eligible depositors will receive a package with a Prospectus, a Stock Order Form, and a return envelope. If you are not an employee of Eastern Bank or otherwise eligible to subscribe in the subscription Offering, you may request a Stock Order Form from the Stock Information Center in order to participate in the community Offering, if held.

Q2:	How much stock may I order in the Offering?

An individual must purchase a minimum of 25 shares (i.e., $250) and may purchase a maximum of 200,000 shares ($2,000,000) in the Subscription Offering, subject to any limitations described in the Prospectus. This 200,000 share limit applies to your order through the 401(k) Plan plus any order you may place outside the 401(k) Plan. However, each subscription order, whether through the 401(k) Plan or outside the 401(k) Plan, must be for a minimum of 25 shares (i.e., $250). The Prospectus also describes an aggregate purchase limit of 200,000 shares ($2,000,000) for an individual, together with such individual’s associates.

As specified in the 401(k) Prospectus Supplement, you may use up to the greater of 50% of your 401(k) Plan account balance or $250 to purchase stock in the Offering. If you order through the 401(k) Plan, your order must be for a minimum of 25 shares. If you desire to purchase additional stock, you must do so with assets you hold in other accounts, i.e., outside the 401(k) Plan.

Q3:	If I want to buy Stock in the 401(k) Plan, what do I do?

You will have a “one-time” election to purchase common stock in the Offering through the 401(k) Plan. If you choose to purchase Stock through the 401(k) Plan after reading the Prospectus and Prospectus Supplement, you must (1) go to the Empower Retirement website (www.empowermyretirement.com) and transfer money from your other 401(k) Plan investment funds into the new IPO Election account, by following the instructions in the Prospectus Supplement under “How to Order Stock in the Offering”, and (2) timely complete the on-line or paper copy of the
401(k) Plan Stock Information Form. If you complete the paper copy, you must complete and sign it and return it by hand delivery or regular mail to Jennifer Porter, at the address located on the form, or by faxing the form to (781) 477-1382 or scanning and e-mailing it to Jennifer Porter or a member of the 401(k) team at 401kstockinformation_DL@easternbank.com, to be received by no later than X:XX P.M., Eastern Time, on [DATE], 2020. Your transfer in the 401(k) Plan must occur no later than 4:00 P.M., Eastern Time, on [DATE], 2020.

Q4:	What does it mean to have a “one-time” election?

You have a one-time election to direct a portion of your account balance to purchase shares of Stock in the Offering, which means that you must make your Empower Retirement purchase election on a single day during the 401(k) Offering period. The expectation is that you will transfer all that you want to transfer during one visit to the Empower Retirement website or one call to the Customer Service Center. However, for example, if you inadvertently leave the Empower Retirement website without transferring the entire amount you wish to transfer, you can log in again and transfer additional funds to the IPO Election account so long as you do so before 4:00 p.m. on the same day as your initial transfer.

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Q5:	Why does the 401(k) Plan Stock Information Form ask for my account information or what city or town I live in?

In accordance with applicable banking regulations, Stock will be offered in a subscription Offering based on certain priorities. Persons in the first and second priorities include depositors of Eastern Bank who had at least $50 in one or more deposit accounts on March 29, 2019 and March 31, 2020, respectively (the earlier date has the higher priority), the third priority is for the Bank’s tax-qualified plans, such as the 401(k) Plan, and the fourth priority is for to employees and directors of Eastern Bank and Eastern Bank Corporation and employees of Eastern Insurance Group, LLC or corporators of Eastern Bank Corporation who may not qualify in a higher priority. Items (a) through (c) on the 401(k) Plan Stock Information Form are intended to determine your purchase priority under these regulations. After all shares are subscribed for in the subscription Offering, the shares may be offered for sale to members of the general public, with preference given to certain persons who reside in certain cities and towns located in Massachusetts and New Hampshire in Eastern Bank’s community (listed on the reverse of the 401(k) Plan Stock Information Form). Items (d) and (e) on the 401(k) Plan Stock Information Form are intended to determine if a 401(k) Plan participant who fails to qualify under one of the above categories has a preference in the community Offering, if any. In completing the 401(k) Plan Stock Information Form, you should complete the first of item (a) through (e) under which you qualify in order to ensure your purchase is in the highest priority for which you qualify.

Q6:	How do I purchase shares outside the 401(k) Plan?

In order to purchase shares outside the 401(k) Plan, you must complete and return an original Stock Order Form, along with payment by check or by authorizing a withdrawal from your Eastern Bank deposit account(s), to the Stock Information Center to be received no later than 2:00 p.m., Eastern Time, on [DATE 2], 2020. If you do not have a Stock Order Form, contact the Stock Information Center at 1 (877) XXX-XXXX. (The Stock Order Form for purchases outside the 401(k) Plan cannot be returned to Jennifer Porter.)

Q7:	Is there a tax-qualified way for me to buy Stock outside the 401(k) Plan?

If you have an individual retirement account or other retirement account (i.e., other than the 401(k) Plan), you may be able to purchase Stock in the Offering with your interest in such account. If your IRA or other retirement account is held by Eastern Bank, you will first be required to transfer your IRA or other retirement account to a self-directed account (such as a brokerage account) maintained by an independent trustee before you submit a Stock Order Form. IRA purchases cannot be made through the 401(k) Plan. Call the Stock Information Center promptly at 1 (XXX) -XXXX for assistance with IRA purchases.

Q8:	Why must I purchase through the 401(k) Plan by [DATE 1], 2020, but the Prospectus says that I can return my Stock Order Form to the Stock Information Center by [DATE 2], 2020?

The 401(k) Plan record keeper needs sufficient time to determine how many total shares of Stock to purchase in the Offering. The 401(k) Plan will then submit one Stock Order Form to the Stock Information Center on behalf of the 401(k) Plan no later than 2:00 p.m., Eastern Time, on [DATE 2], 2020. If you do not complete your online transfer and submit your 401(k) Stock Information Form to be received by no later than X:00 p.m., Eastern Time, on [DATE 1], 2020, you will not be able to purchase common stock through your 401(k) Plan account in the Offering.

Q9:	Can I purchase and sell Stock through the 401(k) Plan after the Offering?

Yes. After the Offering, you can make intra-plan transfers from your other accounts in the 401(k) Plan to the Eastern Bankshares Stock Account to purchase additional Stock, provided, that no more than 50% of your account balance is allocated to the Eastern Bankshares Stock Account. If you have 50% or more of your account balance in the 401(k) Plan allocated to the Eastern Bankshares Stock Account, the 401(k) Plan will not accept additional transfers to the Eastern Bankshares Stock Account. You can elect to have 50% of your future “new contributions” transferred to the Eastern Bankshares Stock Account, without regard to how much is then invested in the Eastern Bankshares Stock Account. “New contributions” are new elective deferrals, employer contributions, and loan repayments after your election.

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The ability to sell Stock will depend on market demand for the Stock, which will trade on the NASDAQ Global Select market.

Q10:	Are there any restrictions on my ability to sell Stock in my 401(k) account after the Offering?

There are no restrictions on selling, unless you are an “insider” or a member of a “select group” under regulations established by our banking regulators and rules of the U.S. Securities and Exchange Commission (“SEC”). Under Massachusetts banking regulations, employees of Eastern Bank or Eastern Insurance Group, LLC at the Vice President level and above and members of our governance boards will not be able to sell stock purchased in the offering in the first year after trading begins, with exceptions for death or disability.

SEC trading restrictions will also apply from time to time, including for some employees in advance of the Company’s release of its quarterly financial or any time an employee is in possession of material non-public information. Stricter trading rules apply to senior executive officers, and other officers in charge of a principal business unit or who are responsible for significant policy making decisions. For SEC compliance purposes, we will establish a binding trading policy, with more specifics as to who is covered, to formalize these SEC trading rules and the policy will apply without exception. We will communicate this to all affected employees.

Q11:	May I change my mind after I make an election to transfer assets in my 401(k) Plan account to the IPO Election account to purchase Stock in the Offering?

No. Once you transfer amounts to the IPO Election account in the 401(k) Plan to purchase Stock, your election is irrevocable until the Offering is complete and the shares are trading. However, unless you are an “insider” (described above) who is required to hold shares purchased in the Offering for one year, once the Offering is complete, you will be entitled to sell shares you hold in the new Eastern Bankshares Stock Account.

Q12:	Will I receive all of my order to purchase shares through the 401(k) Plan?

If the Offering is oversubscribed (i.e., there are more orders for shares Stock than shares available), you may not receive all (or any) of the shares you ordered. Similarly, your order may be limited based on your purchase priority in the Offering. There are four purchase priorities in the subscription Offering. The purchase priorities are listed on page 2 of the Prospectus Supplement. If your order cannot be filled, in whole or in part, your funds in the IPO Election account will be returned to your Plan account (with interest at the rate provided in the money market fund in which such amounts are held).

Q13:	Will I receive a stock certificate for my 401(k) Plan order?

No. Following the Offering, your purchased shares of Stock will be held in the Eastern Bankshares Stock Account and you can confirm such amount by going online at www.empowermyretirement.com and accessing your account in the 401(k) Plan.

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